EXHIBIT 21.1


                        Subsidiaries of the Registrant


     The following lists the subsidiaries of the registrant:

                                                       State / Country
             Subsidiary / dba                         of Incorporation
        ------------------------------                ----------------

     Games of Nevada, Inc.                                  Nevada
     MGC, Inc.                                              Nevada
     Mikohn Australasia                                   Australia
     Mikohn Europe, BV                                 The Netherlands
     Mikohn Foreign Sales Corporation                      Barbados
     Mikohn International, Inc.                             Nevada
     Mikohn Nevada                                          Nevada
     Progressive Games, Inc.                               Delaware